UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 1, 2005

Advanced Medical Optics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31257	33-0986820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1700 E. St. Andrew Place, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714 247 8200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 1, 2005, the Board of Directors approved 2004 bonus payments to the named executive officers and certain other officers of Advanced Medical Optics, Inc. (Company). These bonuses were awarded under the Company’s 2002 Bonus Plan, as amended (Bonus Plan), pursuant to and consistent with the Bonus Plan objectives established by the Organization, Compensation and Corporate Governance Committee of the Company’s Board of Directors (Committee) for 2004, upon the determination of the Committee and the Board that the 2004 performance objectives had been met. The 2004 bonus payments (which are payable in March 2005) approved by the Board for our named executive officers are as follows: James V. Mazzo, President and Chief Executive Officer, $635,000; Richard A. Meier, Executive Vice President, Operations and Finance, and Chief Financial Officer, $300,000; Holger Heidrich, Ph.D., Corporate Vice President and President, Europe/Africa/Middle East Region, €146,154; C. Russell Trenary, III, Corporate Vice President and Global Marketing Chief, $170,000; and Jane E. Rady, Corporate Vice President, Strategy and Technology, $135,000. The Board of Directors also on March 1, 2005 approved 2005 salaries for the Company’s named executive officers, as follows: Mr. Mazzo, $625,000; Mr. Meier, $413,500; Dr. Heidrich, €332,200; Mr. Trenary, $315,000; and Ms. Rady, $284,000.

The Bonus Plan provides that management employees of the Company, including named executive officers, may receive cash incentive awards. Under the Bonus Plan, the Committee establishes corporate performance criteria for funding the bonus program. The Committee then reviews the means of allocating bonus funds among the business units. Individual bonus awards are then determined based on performance against personal objectives.

At its March 1, 2005 meeting, the Company’s Board of Directors, upon the recommendation of the Committee, established operating income (with 85% weighting) and revenue (with 15% weighting) as the performance criteria for funding the Bonus Plan in 2005. In addition, the Board approved the following target bonus amounts for each of the following named executive officers, expressed as a percentage of annual base pay: Mr. Meier (60%), Dr. Heidrich (50%), Mr. Trenary (50%), and Ms. Rady (45%).

The percentage of the aggregate target bonus amount to be paid to all Bonus Plan participants depends on the level of performance achieved by the Company with respect to the performance criteria described above. No bonuses are paid below the threshold levels set for each of the performance criteria. At the threshold levels, 40% of the target bonus attributed to operating income is funded and 50% of the target bonus attributed to revenue is funded. At the target level for each criterion, 100% of the target bonus is funded, and at the maximum level for each criterion, 150% of the target bonus is funded. Once the total amount of bonus dollars is determined, the Committee and/or the Board will allocate the bonus dollars among the business units based on the performance of those business units against pre-established objectives. The Committee and/or the Board will then determine the individual bonus award for each named executive officer based on the performance of his or her business unit as well as performance against individual objectives.

The Committee plans to update the quantitative targets for operating income and revenue to include the performance expectations for any businesses acquired during the year. The Committee also has the discretion to include or exclude extraordinary, unusual or non-recurring items in its calculation of the Company’s results for the year.

On March 1, 2005, the Board designated Mr. Mazzo as a "162(m) Participant" under the Bonus Plan for 2005. The Board further established a 2005 target bonus for Mr. Mazzo of $1,000,000 if the Company achieves the operating income and revenue targets established by the Board. The Board reserved the right to decrease the bonus to be paid below $1,000,000 based on the Company’s financial performance and Mr. Mazzo’s individual performance relative to the goals established for Mr. Mazzo.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Medical Optics, Inc.

March 4, 2005	By:	Aimee S. Weisner

Name: Aimee S. Weisner
Title: Corporate Vice President, General Counsel and Secretary